Exhibit 3(i)(c)

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

INCYTE CORPORATION

INTO

INCYTE GENOMICS, INC.

(Pursuant to Section 253 of the General

Corporation Law of Delaware)

Incyte Genomics, Inc., a Delaware corporation (the “Corporation”), does hereby certify:

FIRST: That the Corporation is incorporated pursuant to the General Corporation Law of the State of Delaware.

SECOND: That the Corporation owns all of the issued and outstanding shares of Incyte Corporation, a Delaware corporation (the “Incyte Corporation”).

THIRD: That the Corporation, by the following resolutions of its Board of Directors, duly adopted on the twelfth day of December, 2002, determined to merge into itself Incyte Corporation on the conditions set forth in such resolutions:

RESOLVED, that the Corporation merge into itself, Incyte Corporation (the “Merger”) and assume all of Incyte Corporation’s liabilities and obligations and upon such merger becoming effective, each outstanding share of Common Stock of Incyte Corporation shall cease to be outstanding, without any payment being made in respect thereof;

RESOLVED, that by virtue of the Merger and without any action on the part of the holder thereof, each then outstanding share of common stock of the Corporation shall remain unchanged and continue to remain outstanding as one share of common stock of the Corporation, held by the person who was the holder of such share of common stock of the Corporation immediately prior to the Merger; and it is further

RESOLVED, that by virtue of the Merger and without any action on the part of the holder thereof, each then outstanding share of common stock of Incyte Corporation shall be canceled and no consideration shall be issued in respect thereof; and it is further

RESOLVED, that the Chief Executive Officer, the President, any Executive Vice President and the Secretary of the Corporation be, and each of them hereby is, directed to make, execute and acknowledge, in the name of the Corporation, a certificate of ownership and merger for the purpose of effecting the Merger and to file the same in the office of the Secretary of State of the State of Delaware, and to do all other acts and things that may be necessary to carry out and effectuate the purpose and intent of the resolutions relating to the Merger; and it is further

RESOLVED, that upon the filing of the Certificate of Ownership and Merger, Article I of the Restated Certificate of Incorporation of the Corporation shall be amended in its entirety to read as follows:

“The name of the corporation is Incyte Corporation”

FOURTH: This Certificate of Ownership and Merger shall be effective at 12:01 a.m. on March 15, 2003.

IN WITNESS WHEREOF, Incyte Genomics, Inc. has caused this certificate to be signed by its respective authorized officer on this 10th day of March, 2003.

INCYTE GENOMICS, INC.

By:	/s/ LEE BENDEKGEY
E. Lee Bendekgey Corporate Secretary